Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF THAT JURISDICTION

FOR IMMEDIATE RELEASE

28 June 2010

CH2M HILL announcement re Scott Wilson

CH2M HILL Companies, Ltd (“CH2M HILL”) notes today’s announcement by URS Corporation of a recommended offer for Scott Wilson Group plc (“Scott Wilson”).

CH2M HILL has undertaken due diligence on Scott Wilson and is considering its position with respect to making a cash offer for Scott Wilson. CH2M HILL will make a further announcement shortly.

This announcement does not constitute an announcement of a firm intention to make an offer under Rule 2.5 of the Takeover Code and there can be no certainty that any offer will ultimately be made by CH2M HILL for Scott Wilson, nor as to the terms and conditions on which any might be made.

Contacts:

CH2M HILL	Jacqueline Rast	+44 (0) 207 404 5959

Rothschild:	Paul Simpson	+44 (0)121 600 5252
(financial adviser)	Stuart Vincent	+44 (0) 207 280 5436

Investec:	Keith Anderson	+44 (0) 207 597 5110
(corporate broker)	Charlie Batten	+44 (0) 207 597 5184

Brunswick:	Kate Holgate	+44 (0) 207 404 5959
	Jayne Rosefield	+44 (0) 207 404 5959

A copy of this announcement will be available at www.ch2m.com

Notes for Editors

Headquartered near Denver, Colorado, employee-owned CH2M HILL is a global leader in consulting, design, design-build, operations and program management for government, industrial, and commercial customers. The firm’s work is concentrated in the areas of water, transport, environmental services, energy, natural resources, and facilities. CH2M HILL has over 23,500 employees and annual revenue of approximately US$6.4 billion.

Disclosure requirements of the Takeover Code (the “Code”)

Under Rule 8.3(a) of the Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified.

An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any paper offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a paper offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any paper offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any paper offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4). Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129